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                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


            AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 1, 1985, between CHECKER MOTORS CORPORATION, a New Jersey corporation, having its principal place of business at 2016 North Pitcher Street, Kalamazoo, Michigan 49007 ("Checker") and DAVID R. MARKIN, residing at 2121 Winchell Street, Kalamazoo, Michigan 49008 ("Markin").

                            W I T N E S S E T H:

            WHEREAS, Markin is now and has been employed by Checker as Chairman of the Board of Directors, President, Chief Executive Officer and Chief Operating Officer;

            WHEREAS, Markin is employed by Checker as President and Chief Operating Officer pursuant to an Employment Agreement ("Employment Agreement"), dated February 2, 1981, between Checker and Markin, as amended by agreements, dated July 14, 1982, November 30, 1983, and March 1, 1984, between Checker and Markin;

            WHEREAS, Checker wishes to continue to employ Markin as President and Chief Operating Officer of Checker and Markin is willing to continue his employment by Checker in such capacities;

            WHEREAS, it is desirable to set forth all of the terms and conditions of said Employment Agreement, as amended, in a single document;

            NOW, THEREFORE, the parties hereto agree as follows:

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      1.    Checker agrees to employ Markin, and Markin agrees to be employed by
Checker, as President and Chief Executive Officer of Checker, for a term which commenced on March 4, 1977 and expires on March 4, 1992.

      2. Markin shall serve Checker as President, Chief Operating Officer and Chief Executive Officer, and Markin shall have the right to perform the duties of his employment hereunder and to have his office and headquarters in Kalamazoo, Michigan, all subject to the reasonable direction of the Board of Directors of Checker. This Agreement will be transferred to Checker Motors Co., L.P. (the "Partnership") upon consummation of the proposed merger (the "Merger") of Checker Acquisition Corporation with and into Checker and the transfer (the "Transfer") of the assets of Checker to the Partnership and thereupon Markin will become an employee of the Partnership. All references in this Agreement to Checker shall include the Partnership, as appropriate, upon consummation of the Transfer.

      3. During the term of this Agreement, Markin shall receive as cash compensation (exclusive of any profit sharing or pension or other fringe benefit to which he now may be entitled or which he may receive) the amount of $194,040 per annum payable in bi-monthly installments on the 15th and last day of each month, provided that such amount shall be increased to $600,000 per annum upon the consummation of the Merger. Markin shall be eligible to receive any future profit sharing or pension or other bonus compensation


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approved by the Board of Directors of Checker and implemented by Checker.  When deemed appropriate by the Board of Directors of Checker, the Board shall review Markin's rate of compensation and fringe benefits taking into account, without limiting the generality of the review, any increases in the cost of living, compensation paid by competing companies comparable to Checker to executives of similar rank and the results of operations of Checker during the preceding years.

      4. Markin's employment under this Agreement shall terminate upon his death or disability and may be terminated for cause, in any one of which events markin shall have no further rights and Checker shall have no further obligations under this Agreement, except as set forth in Paragraphs 5 and 15 herein. For purposes of this Paragraph 4, the term "cause" shall mean gross misconduct or dishonesty and the term "disability" shall mean a physical or mental condition which, in the reasonable opinion of the Board of Directors of Checker, shall have prevented Markin from performing his customary duties at his customary standard for a period of at least six consecutive months and which can reasonably be expected to continue indefinitely.

      5. The death of Markin shall forthwith terminate this Agreement. In such event, Checker shall pay the Estate of Markin the compensation which would otherwise be payable to Markin for the period ending on the last day of the month in which death occurs. In addition, Checker shall pay deferred compensation from the date


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of Markin's death through March 4, 1992 in an annual amount equal to one-third of Markin's base salary at the date of his death. Such deferred compensation shall be payable in bi-monthly installments on the 15th and last day of each month and in accordance with the terms of the Last Will and Testament of David
R. Markin which establishes the David Robert Markin Charitable Family Trust, or if no such Last Will and Testament exists upon the death of Markin, to the Estate of Markin.

      6. Markin shall be entitled to a paid vacation of six weeks per year and to accountable allowances, charges and reimbursements like those now prevailing at Checker to cover entertainment, travel and other expenses incurred in connection with the business of Checker. Checker shall continue to provide him with life insurance in the amount appropriate for his position and compensation, including the following policies with the Executive Life Insurance
Company:

                  Policy No.                    Amount
                  ----------                    ------

                   1361832L                   $2,000,000
                   1361838L                      650,000
                   1361836L                      858,792
                   1361834L                    1,400,000

and additionally shall fund up to $10,000 per annum to be used as payment for premiums on a life insurance and/or disability policy to be owned by Markin, the beneficiaries of said policy to be designated by Markin.

      7. Markin shall devote his best efforts and substantially all his business time to his employment hereunder. During the term


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of his employment pursuant to this Agreement, Markin shall not become an officer, director or employee or act in an advisory or other capacity for any individual, firm, corporation or other person not affiliated with Checker which is engaged in any business which is being conducted in the same geographic area and which is the same or substantially similar to the business then being conducted by Checker or any of its divisions, subsidiaries or affiliated companies, or have any interest as owner, partner, stockholder or other proprietary interest in such business, but this provision shall not prohibit Markin from purchasing in the public market not more than 5% of the outstanding stock or other class of securities of any such corporation if such stock or other securities are listed on a national securities exchange or are regularly quoted in the over-the-counter market.

      8. Neither this Agreement nor the rights of Markin hereunder shall be assignable or otherwise transferable by Markin except as expressly provided herein, without the prior written consent of Checker, and any purported assignment or other transfer by Markin of this Agreement or such rights, whether voluntarily or involuntarily, except as expressly provided herein, shall not vest in the purported assignee or transferee any interest or right herein whatsoever and any such purported assignment shall be void.

      9.    In the event that there shall be a future disposition
("Disposition"), of the properties and business of Checker, substantially as an entirety, by merger, consolidation, sale of


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assets or otherwise, other than as a result of the Merger or Transfer, Markin shall have the option, at any time after the execution of an agreement or other definitive act providing for such Disposition, to terminate this Agreement forthwith upon 30 days written notice to Checker. Within 30 days after such termination, Checker shall pay Markin in a lump sum the total remaining salary to which Markin would have been entitled pursuant to Paragraph 3 of this Agreement had he remained employed by Checker through March 4, 1992 as contemplated by this Agreement. This Paragraph 9 shall not be applicable at any time after the consummation of the Transfer.

      10. Neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course or purported course of dealing, but only by an agreement signed by Checker and Markin. No such agreement in writing shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver or failure to enforce any provision of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

      11. Every notice relating to or required by this Agreement shall be in writing and shall be given in person or by registered mail return receipt requested. All notices to Checker and Markin shall be addressed to their respective addresses shown in this


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Agreement.  Either party may designate a different address to which notices shall be addressed by giving the other party due notice hereunder of such different address. Any notice given by Checker to Markin at his last designated address shall be effective to bind any other person who may acquire rights hereunder.

      12. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws.

      13. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Michigan before three arbitrators in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      14. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Markin's termination of employment.

      15. In the event that this Agreement is terminated by either Checker or Markin for any reason other than "cause" or "disability," as defined in Paragraph 4 hereinabove, or death, then Markin shall continue to serve as a consultant to Checker for a period of five years from the date of such termination and Checker shall pay to Markin $50,000 per annum for such services as may be reasonably requested plus actual travelling and other expenses incurred by him in performing such services.


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            In performing such services, Markin may be required to devote the equivalent of up to one day per week to the business of Checker and shall not be required to render such services except at the offices of Checker in Kalamazoo, Michigan. Markin may terminate this arrangement at any time upon 60 days notice to Checker.

            To the extent permitted by law, Checker shall indemnify and hold Markin harmless from and against all expenses (including attorneys' fees), liabilities, damages and amounts paid in settlement incurred by him in any threatened, pending or completed action, suit or proceeding to which he becomes a party by reason of any status, service, action or failure to act on his part in his capacity as consultant hereunder or otherwise on behalf of Checker, except if such expense, liability, damage or amount results directly from Markin's gross negligence or willful misconduct.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                                 CHECKER MOTORS CORPORATION

                                                 By: /s/ Mark L. Friedman
                                                    ------------------------

                                                        /s/ David Markin
                                                    ------------------------
                                                        David R. Markin


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